EXHIBIT 99.2

Royal Gold Congratulates Centerra Gold on its Acquisition of Thompson Creek

Amended Streaming Agreement Maintains Royal Gold’s Economic Interest at Mount Milligan

DENVER, COLORADO. OCTOBER 20, 2016: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) notes that Centerra Gold Inc. (“Centerra”) and Thompson Creek Metals Company Inc. (“Thompson Creek”) have completed the Plan of Arrangement (the “Arrangement”), pursuant to which Centerra acquired all of the issued and outstanding common shares of Thompson Creek. As previously announced, Royal Gold’s streaming interest at Mount Milligan has been amended (the “amendment”) concurrently with closing of the Arrangement.

Under the terms of the amendment, Royal Gold’s 52.25% gold stream at Mount Milligan has been converted to a 35% gold stream and 18.75% copper stream. Royal Gold will continue to pay US$435 per ounce of gold delivered and will pay 15% of the spot price per metric tonne of copper delivered. Royal Gold estimates this amendment to be value-neutral on a discounted cash flow basis.

In conjunction with the amendment, Royal Gold’s first ranking security over 52.25% of gold produced from the Mount Milligan assets has been amended to provide for first ranking security over 35% of produced gold and 18.75% of produced copper. Royal Gold’s other existing security over the Mount Milligan assets remains unaffected.

Mount Milligan gold in concentrate that is currently in transit will be delivered to Royal Gold under the current 52.25% stream. Under the terms of both the original and amended agreements, there is a maximum of five months between concentrate shipment and final settlement, and Royal Gold expects to begin receiving gold and copper deliveries reflecting the amended stream agreement in approximately March 2017.

On October 18, Thompson Creek announced that commissioning of major equipment and components of the Mount Milligan permanent secondary crushing circuit had begun.  Routine testing and commissioning of all equipment and process circuits will continue over the next several weeks, with first feed through the secondary crusher expected by the end of October. Thompson Creek noted that capital expenditures for the project are expected to be $50 - $55 million, approximately $10 million below their prior guidance.

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CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production based interests. The Company owns interests on 193 properties on six continents, including interests on 38 producing mines and 24 development stage projects.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

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Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements about Centerra’s acquisition of Thompson Creek Metals Company, Royal Gold’s amended stream agreement, the estimated economic value of the amended stream agreement, and Royal Gold’s security position related to Mount Milligan. Factors that could cause actual results to differ materially from the projections include, among others, precious metals and copper prices; performance of and production at the Company's stream and royalty properties, including gold and copper production at Mount Milligan; Centerra’s operation of Mount Milligan as anticipated; events that could cause our discounted cash flow analysis of the amended stream to be inaccurate; the ability of operators of development properties to finance project construction to completion and bring projects into production as expected; operators’ delays in securing or inability to secure necessary governmental permits; decisions and activities of the operators of the Company's stream and royalty properties; unanticipated grade, environmental, geological, seismic, metallurgical, processing, liquidity or other problems the operators of the mining properties may encounter; changes in operators’ project parameters as plans continue to be refined; changes in estimates of reserves and mineralization by the operators of the Company’s stream and royalty properties; contests to the Company’s stream and royalty interests and title and other defects to the Company’s stream and royalty properties; errors or disputes in calculating stream and royalty payments, or payments not made in accordance with stream and royalty agreements; economic and market conditions; risks associated with conducting business in foreign countries; changes in laws governing the Company and its stream and royalty properties or the operators of such properties, and other subsequent events; as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third Party Information:  Royal Gold does not own, develop or mine the properties on which it holds stream or royalty interests.  Certain information has been provided to us by the operators of those properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for, the accuracy, completeness or fairness of such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

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